Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in:

Description	Registration Statement Number

Form S-8
Lowe’s 401(k) Plan	33-29772
Lowe’s Companies, Inc. 1994 Incentive Plan	33-54499
Lowe’s Companies, Inc. 1997 Incentive Plan	333-34631
Lowe’s Companies, Inc. Directors’ Stock Option Plan	333-89471
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031; 333-196513
Lowe’s Companies Employee Stock Purchase Plan - Stock Options for Everyone	333-143266; 333-181950

of our report dated August 21, 2015, relating to the financial statements of Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone appearing in this Annual Report on Form 11-K of Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone for the year ended May 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
August 21, 2015